USANA Health Sciences, Inc.
Q2 2017 Management Commentary, Results and Outlook
●  Second quarter net sales were $257.1 million, a decrease of 0.6% year-over-year, but up 2.3% in constant currency
●  Number of active Customers[1] at quarter-end increased 1.8% to 567,000
●  First quarter EPS of $0.93, or $0.98 excluding incremental expense related to the Company's internal investigation of     its China operations disclosed in February 2017
●  Company revises 2017 Outlook
●  Share repurchase authorization increased to $100 million

July 25, 2017
Overview
USANA today reported second quarter net sales of $257.1 million, compared to $258.5 million in the prior-year period, which was the highest sales quarter in the Company's history.  The strengthening of the U.S. dollar negatively impacted net sales by $7.4 million for the quarter.     Net sales were lower than our expectations, and we experienced slower momentum across most of our markets during a quarter where we typically experience a lift in activity.

The reduced momentum during the quarter was due, largely, to lower overall active Customer growth across the business.  In particular, our active Customer counts in several markets where we have seen consistent growth were either flat or declined compared to the prior-year period.  To improve short-term momentum, we offered a successful promotion in China during the second quarter and plan to run additional promotions across many of our markets during the second half of the year.  While we remain focused on our long-term growth strategies, these short-term promotions offer additional incentive for our Associates to grow their businesses and are intended to create excitement throughout the sales force.  We also have some additional initiatives that will be announced at our 25th Anniversary International Convention in August in Salt Lake City that we expect to create additional Associate excitement.  Finally, additional long-term growth strategies will become available to us in 2018 as we continue to enhance our world-wide IT systems.

1 The term "active Customers" refers to the combined total of active Associates and active Preferred Customers as of April 1, 2017. During the first quarter of 2017, we initiated our Preferred Customer Invitation Plan in the United States and, pursuant to this invitation, 16,000 active Associates in the United States became Preferred Customers. During the second quarter, we continued to evaluate offering the invitation to Associates in our other markets around the word. To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers. The tables, which are part of the Company's earnings release, however, will continue to separately disclose the number of active Associates and active Preferred Customers.

Another factor that impacted our momentum during the second quarter is related to our MySmart foods line, which we introduced last year.  As we have previously reported, our MySmart food products have not been as well received by our customers as originally anticipated, and we have experienced a decline in the sales of food products across many markets, particularly in the America's and Europe region.  We have also experienced challenges with our supply chain, which has caused a further decline in sales of these products.  Our product portfolio and R&D teams are aggressively working with both our customers and our supplier to resolve these issues, and are already beginning to roll out some new offerings here in the U.S., and in Canada in the coming weeks.  Although it will take some time to fully resolve this matter, we are confident that we can make the necessary improvements to our foods line and return it to growth.

While lower earnings per share was primarily the result of lower net sales, additional expenses related to our internal investigation of our China operations, as well as added Associate Incentives expense related to the short-term promotion we ran late in the quarter, also had an impact on the bottom-line.  Worldwide active Customers were down modestly on a sequential quarter basis, but up year-over-year.  Active Customer growth remains our highest priority as we strive to improve the health and nutrition of individuals and families around the world.

During the quarter, we continued to evaluate offering our Preferred Customer Invitation Plan in additional markets around the world.  Under this plan, we would continue to invite active Associates, who meet certain criteria, to become Preferred Customers.

Q2 2017 Results
Net sales for the second quarter of 2017 were $257.1 million, compared with the record $258.5 million in the prior-year period.  A stronger U.S. dollar negatively impacted net sales by $7.4 million for the quarter with $5.7 million of that change attributable to mainland China.  Net sales increased 2.3% on a constant currency basis during the second quarter of 2017.  The total number of Active Customers increased by 1.8% year-over-year.
Net earnings for the second quarter were $23.3 million, compared with $25.8 million during the prior-year period.  Higher SG&A and Associate Incentives expense negatively impacted net earnings during the quarter.  These were partially offset by improved gross margins and a lower effective tax rate.
Earnings per diluted share for the second quarter were $0.93, compared with $1.03 in the prior year period.  The expense related to China and the Company's internal investigation negatively impacted diluted earnings per share by approximately $0.05.  Additionally, changes in currency negatively impacted earnings per diluted share by approximately $0.03.  Weighted average diluted shares outstanding were 25.0 million as of the end of the second quarter of 2017, compared with 24.9 million in the prior-year period.  We did not repurchase any shares during the quarter and finished the quarter with $229.4 million in cash and cash equivalents and no debt.
Quarterly Income Statement Discussion
Gross margins improved 70 basis points from the prior year to 82.9% of net sales.  On a year-over-year basis, gross margins benefited from favorable currency changes in markets outside of China as well as our annual price adjustment.  With the exception of China, where products are manufactured in-market, changes in currency exchange rates affect the valuation of U.S. manufactured inventory that is transferred to international subsidiaries.  Comparatively, we recognized a negative currency impact on gross margins for the second quarter of 2016, resulting in a favorable year-over year comparison for the second quarter of 2017.
Associate Incentives increased 150 basis points from the prior year to 46.1% of net sales. The increase in Associate Incentives expense, as a percentage of net sales, was due to a promotion we ran in China during the last four weeks of the quarter.

Selling, general and administrative expense increased 120 basis points from the prior year to 24.3% of net sales. Selling, general and administrative expense was higher primarily due to incremental expense related to the Company's previously disclosed internal investigation, as well as our continued investments in information technology and infrastructure.  Costs associated with the internal investigation totaled approximately $1.9 million for the second quarter.
The effective tax rate decreased 250 basis points from the prior year to 29.1% of net sales.  The effective tax rate for the second quarter was lower due primarily to an increase in excess tax benefits associated with the accounting standard update ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting.
Regional Financial Results
Asia Pacific Region: Q2 2017 Net sales of $199.3 million; 77.5% of Consolidated Net Sales
Net Sales in the Asia Pacific region increased 2.6% year-over-year, but 5.9% on a constant currency basis.  The strengthening of the U.S. dollar had a negative impact of $6.4 million in the region.  The number of active Customers in the region increased by 5.8% year-over-year.
Greater China: Net sales in Greater China increased 3.7% year-over-year, but increased 7.6% on a constant currency basis.  Currency fluctuations reduced net sales by $5.2 million in this region.  The number of active Customers in the Greater China region increased 8.1% year-over-year.  In mainland China, local currency sales and the number of active Customers increased 9.3%.
Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region decreased 4.8% year-over-year, but decreased 1.7% on a constant currency basis.  The number of active Customers in the Southeast Asia Pacific decreased 3.9%, largely due to softer sales and lower active Customer counts in the Philippines.
North Asia: Net sales in North Asia increased 23.9% year-over-year.  Sales growth was driven by 20.0% active Customer growth in this region.  South Korea continued to drive growth in this region, where local currency net sales increased by 23.0% and the number of active Customers increased 20.8% year-over-year.

Americas and Europe Region: Q2 2017 Net Sales of $57.7 million, 22.5% of Consolidated Net Sales: In the Americas and Europe region, net sales decreased 10.2%, while the number of active Customers decreased 8.2%.  Although this region continues to present a challenge for us, positive performance in this region remains a priority for us.  Our strategies for this region in the short-term include market-specific promotions during the back half of the year.  Additionally, we are evaluating new strategies, including the addition of new leadership in an effort to generate long-term growth in the Americas and Europe.
Outlook
Although our second quarter results were lower than expected, we continue to expect fiscal 2017 will be another record revenue year for USANA.  We remain focused on our long-term growth strategies, while simultaneously implementing short-term promotions designed to create excitement and momentum in the back half of the year.  We have had great success with these types of promotions in the past, and feel confident that they will generate excitement for our Associates.

Additionally, we will celebrate USANA's 25th anniversary with our customers at our upcoming International Convention.  This event, which will be held here in Salt Lake City in August, has proven to be an excellent way to celebrate, train and motivate our Associate base.  It also provides us with the perfect platform to introduce new science, technology and products.  It was at last year's International Convention that we introduced Incelligence™, which has been well received by our customers.  Incelligence™ is USANA's new proprietary, patent-pending, technology that is designed to support your body's natural ability to nourish, protect and renew itself.  We will continue to leverage Incelligence™ at this year's convention by introducing the technology into other USANA products.  We are expecting a positive response and believe our new offering could be beneficial in our efforts to return our U.S. market to growth.

Finally, we continue to invest in our world-wide infrastructure and IT systems.  These investments will enhance our customers' overall experience with USANA.  Also, with more dynamic IT systems in place, we will be able to offer a wider range of incentive offerings to continue creating excitement and growth in our customer base.

In light of actual results in the first half of the year, and accounting for the current momentum in the business, we are updating consolidated net sales and earnings per share outlook for fiscal year 2017:

▪	Consolidated net sales between $1.015 billion and $1.030 billion (previously $1.04 billion and $1.07 billion)
▪	Earnings per share between $3.50 and $3.70 (previously $3.80 and $4.10)

The Company's outlook reflects:
▪	A continued negative impact from currency fluctuations, which the Company currently estimates will reduce net sales by approximately $22 million for the full-year;
▪	An operating margin of approximately 13% based on continued investments in the business;
▪	An effective tax rate of 33.7%, which excludes any prospective impact from ASU 2016-09; and
▪	A diluted share count of approximately 25 million.
While our updated outlook is lower than we originally anticipated at the beginning of the year, our current estimates continue to project another record revenue year for USANA.  Our updated outlook anticipates the short-term promotions and incremental investments in the business noted above that are intended to drive customer growth across our regions.  Investments in the business will continue to ensure that (i) our products remain at the forefront of science; (ii) our infrastructure is sound; and (iii) our technology supports our growing customer base and enhances their overall experience with USANA.

Increased Share Repurchase Authorization
The Board of Directors has authorized up to $100 million in funding for share repurchases by the Company of its outstanding common stock.  This authorization is inclusive of the $35.4 million that was remaining under the prior authorization as of the end of the second quarter.  Repurchases may be made from time to time, in the open market, through block trades or otherwise.  The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.  Additional share repurchases would represent upside to the revised EPS outlook the Company issued today.

Kevin Guest
CEO
Douglas Hekking
CFO
Forward-Looking Statements
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare's operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com
Media contact:	Dan Macuga
Public Relations
801-954-7280

Non-GAAP Financial Measures
Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, "Financial Results") are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company's Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Additionally, EPS results for a reporting period which exclude incremental expense related to the Company's internal investigation in China are non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company's Financial Results.  Such EPS results are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.